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                                                                    EXHIBIT 23.3
                                                                    ------------

We hereby consent to the use in this Registration Statement on Form S-4 of Acacia Research Corporation of our reports dated May 2, 2002 relating to the financial statements of the Acacia Technologies Group, a division of Acacia Research Corporation, which appears in such Registration Statement. We also consent to the use in this Registration Statement on Form S-4 of Acacia Research Corporation of our report dated May 2, 2002 relating to the financial statements of the CombiMatrix Group (a development stage division of Acacia Research Corporation), which appears in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.


/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
August 27, 2002